FOURTH PURCHASE AGREEMENT AMENDMENT
This Fourth Purchase Agreement Amendment (this “Amendment”) dated as of August 15, 2019, is entered into by and between Tonogold Resources, Inc., a Delaware corporation (“Buyer”), and Comstock Mining Inc., a Nevada corporation (“Seller”).
WHEREAS, Seller and Buyer entered into that certain Option Agreement, dated October 3, 2017 (the “Option Agreement”);
WHEREAS, Seller and Buyer entered into that certain Membership Interest Purchase Agreement, dated as of January 24, 2019, as amended by the Purchase Agreement Amendment dated April 30, 2019, as amended by the Second Purchase Agreement Amendment dated May 22, 2019, as amended by the Third Purchase Agreement Amendment dated June 21, 2019 (the “Purchase Agreement”); and
WHEREAS, capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.
NOW, THEREFORE in consideration of the mutual covenants and agreements herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:
1.Amendment to Section 1.1. Section 1.1 of the Purchase Agreement is hereby amended and restated in its entirety as follows:
“1.1 Purchase and Sale of Membership Interests. Subject to the terms and conditions set forth in this Agreement, Buyer shall purchase from Seller, and Seller shall sell to Buyer, 100% of the membership interests of the Company (the “Membership Interests”), all of which are owned by Seller free and clear of any Liens, and restrictions on transfer, options, rights, calls, commitments, proxies or other contract or other rights (except with respect to restrictions on transfer imposed by federal and state securities laws and encumbrances securing the Debenture (as defined below). As used herein, “Lien” means any lien, security interest, charges, encumbrance, mortgage, pledge, security agreement, consignment or bailment for security purposes, reservation or exception, encroachment, purchase right, right of first refusal, adverse claim of any other person or entity or other encumbrance of any nature whatsoever.”

2.Amendment to Section 1.2. Section 1.2 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(a) In consideration of the sale of the Membership Interests and the agreements of Seller herein, Buyer shall pay Seller a total purchase price of $15,000,000 (the “Purchase Price”) of which:

(i) Buyer has made non-refundable cash deposits of $3,350,000 toward the Purchase Price prior to July 9, 2019, and Buyer has made a non-refundable deposit of $3,500,000 in the form of Series D Convertible Junior Participating Non-Cumulative Perpetual Preferred Stock (“CP Shares”) of Buyer that was delivered to Seller on or about June 5, 2019; and

(ii) in consideration for Seller’s agreement to change the Termination Date to August 30, 2019, Buyer will make an additional non-refundable deposit of $875,000 no later than August 16, 2019, it being agreed and understood that Buyer shall wire funds received by Buyer from any source to Seller within 24 hours of receipt, and Buyer shall make a payment to Seller of $580,000 paid in the form of CP Shares due by August 30, 2019, which shall not apply to the Purchase Price; and

(iii) Buyer will make a payment of $3,317,500 on or before the Closing Date; and

(iv) the remainder of the Purchase Price, $3,957,500, will be deferred (the “Loan”) with terms and minimum payments as indicated below.

(v) In addition to the amounts indicated above, Buyer will make a cash reimbursement of approximately $125,000 for previously invoiced reimbursable expenses no later than August 16, 2019, it being agreed and understood that Buyer shall wire funds received by Buyer from any source to Seller within 24 hours of receipt, and Buyer shall make a cash reimbursement payment of $482,500 to Seller for payments required for Northern Comstock LLC by the Closing Date, and Buyer shall upon receipt of each monthly invoice from Seller be obligated to reimburse Seller for all reimbursement obligations surviving the termination of the Option Agreement, plus all interest payable by Seller under the Debenture from May 31, 2019 and thereafter, plus all amounts payable by Seller to Northern Comstock LLC (excluding, for purposes of clarity, the $482,500 referenced above that must be paid by the Closing Date), plus amounts payable by Buyer under the Transaction Documents (which is defined hereunder to include the Agreement, the Deed of Trust, the NSR Royalty Agreement, the Lease Option Agreement, the Mineral Exploration and Mining Lease, and the Termination Agreement). All cash received by Seller from Buyer shall be applied first toward the reimbursement of outstanding invoices prior to any application toward the minimum payments on the Loan.

(b) The Membership Interests will be delivered to Buyer proportionately to the cash consideration.

(i) At Closing, Seller will deliver a 50.28% Membership Interest to Buyer, reflecting $7,542,500 total cash consideration through Closing; and

(ii) additional Membership Interest percentages will be proportionately delivered to Buyer for each cash payment made on the Loan, as shown in the schedule below or prepaid as permitted hereunder; and

(iii) the final 23.33% of the Membership Interests will be delivered at the earlier to occur of (A) the Loan has been paid in full and subject to Buyer’s compliance with all other obligations under this Agreement and (B) time that Seller is able to sell such CP Shares for cash without restriction (whether under Rule 144 under the Securities Act or otherwise) and subject to Buyer’s compliance with all other obligations under this Agreement.

(iv) For the period until the Loan is paid in full, the Company’s Operating Agreement will be amended to reflect that while Buyer’s membership interest is less than 100%, their share of costs will be 100% from the Closing Date.

(c) Terms of the Loan are as follows:

(i) The maturity date for the Loan is May 15, 2020. Buyer shall make the following minimum cash payments toward the Loan principal on the dates indicated below and for the amounts indicated below:

Actual Payment Date or Payment Due Date	Minimum Payment Due	Buyer’s Cumulative Ownership Percentage
November 15, 2019	$500,000	53.62%
December 13, 2019	$500,000	56.95%
January 17, 2020	$500,000	60.28%
February 14, 2020	$500,000	63.62%
March 13, 2020	$550,000	67.28%
April 17, 2020	$657,500	71.67%
May 15, 2020	$750,000	76.67%
June 5, 2020	Expected date that $3,500,000 of CP Shares can be sold for cash	100.00%

(ii) All unpaid payments under the Loan or amounts reimbursable under clause (a)(v) above shall be secured by a security interest in the Membership Interests owned by Buyer and all assets owned by the Company (including any and all rights under contracts such as the operating agreement for Northern Comstock LLC, the Lease Option Agreement, and the Mineral Exploration and Mining Lease Agreement), in accordance with the Deed of Trust attached hereto as

Exhibit C (the “Deed of Trust”). Once the Debenture has been repaid, Seller shall have the right to record the Deed of Trust as a first priority security interest.

(iii) As long as the Loan is outstanding, Buyer shall not, create, incur, assume or permit to exist any Indebtedness (as defined below) other than convertible notes issued by Buyer prior to the Closing Date with aggregate principal amount of $14 million or less. “Indebtedness” means, without duplication, (a) all obligations for borrowed money or with respect to deposits or advances of any kind, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all obligations upon which interest charges are customarily paid, (d) all obligations under conditional sale or other title retention agreements relating to property acquired, (e) all obligations in respect of the deferred purchase price of property or services (excluding current accounts payable and accrued expenses incurred in the ordinary course of business), (f) all obligations secured by any Lien on property owned or after acquired, (g) all guarantees of obligations of others, (h) all capital lease obligations, (i) all obligations, contingent or otherwise, as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, in respect of bankers’ acceptances, (k) all obligations under any swap agreement or under any similar type of agreement, (l) all obligations under sale and leaseback transactions. Notwithstanding the preceding, Buyer shall be permitted to incur Indebtedness described in clauses (c) through (l) above not to exceed $1,000,000 in the aggregate (such Indebtedness, “Permitted Debt”).

(iv) The following events or circumstances shall be events of default under the Loan: (a) the Buyer shall fail to pay any principal under the Loan when due and payable thereunder; or (b) the Buyer shall fail to pay any interest or any other amount under the Loan when due and payable thereunder; or (c) a receiver, trustee or other similar official shall be appointed over the Buyer or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; or (d) the Buyer shall become insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; or (e) the Buyer shall make a general assignment for the benefit of creditors; or (f) the Buyer shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); or (g) an involuntary proceeding shall be commenced or filed against the Buyer; or (h) the Buyer shall fail to convert CP Shares within 30 days of Seller requesting for a conversion thereof; or (i) the Buyer shall breach or fail to comply with its other obligations, commitments, covenants, representations or warranties for more than 20 days under the Loan, reimbursement obligations surviving the termination of the Option Agreement, obligations to reimburse any interest payable under Seller’s debenture, obligations to reimburse amounts payable by Seller to Northern Comstock LLC or the Transaction Documents. If an event of default occurs under the Loan and Buyer fails to remedy such violation within thirty (30) days following notice from Seller, then Seller shall have and be entitled to exercise, in its sole discretion, any of the remedies available to a secured lender under Nevada law and any of the remedies set forth below. In case of any such event of default, the Loan shall thereafter bear interest at a rate of twelve percent (12%) per annum, compounding on a monthly basis until paid in full. The Seller may foreclose and sell any or all of the Membership Interests theretofore owned by Buyer and any or all assets owned by the Company in order to pay off the Loan. In addition, the Seller shall have a right to terminate any of the Transaction Documents.

(v) Buyer shall be permitted to prepay all or any part of the balance outstanding under the Loan at any time without penalty or premium. Buyer and Seller hereby agree that Buyer shall pay the cash required to make payments hereunder from the proceeds of equity raises, royalty sales and/or other third party funding agreements, whether in one transaction or a series of transactions (collectively, a “Capital Raise”). Buyer covenants and agrees that if Buyer receives any proceeds from any Capital Raise in excess of $6.5 million, then Buyer shall cause 50% of such proceeds to be immediately paid to Seller and used to prepay the Loan. Except for Permitted Debt, Buyer covenants and agrees that Buyer shall not use the proceeds of any Capital Raise for any other purpose other than making payments to Seller, permitting, exploration drilling, a preliminary economic assessment and costs directly attributable to such Capital Raise. Buyer covenants and agrees that Buyer shall not commence production until the Loan is repaid in full.

(vi) As long as the Loan is outstanding, Buyer and Seller covenant and agree to keep the Lucerne Properties at all times free and clear of all Liens, except for Liens securing the Debenture or otherwise described in the Schedules to this Agreement. Seller covenants and agrees to use Loan payments received to pay off amounts under the Debenture, per the terms of the Debenture, until the Debenture is repaid in full.
(d) In addition, on the Closing Date, if permitted, Seller will assign all of its interest (the ”Northern Comstock Interest“) in Northern Comstock LLC, a Nevada limited liability company (“Northern Comstock“) to the Company. If such assignment is not approved by the members and manager of Northern Comstock on or prior to Closing, then Buyer hereby agrees to forever assume and unconditionally guarantee the full and punctual payment, fulfilment and performance of all obligations and benefits of Seller under the current Northern Comstock LLC Operating Agreement (the “Existing NC Operating Agreement”). The guarantee in the preceding sentence (the “Guarantee”) shall be an absolute and continuing guarantee of performance and payment and shall not in any way be conditional or contingent upon any demand of Northern Comstock or its members to collect or require anything from Seller or any stated obligations of Seller under the Existing NC Operating Agreement (including, without limitation, section 13.5 of such agreement) or upon any other action, occurrence or circumstance whatsoever. Without limiting the generality of the foregoing, the Guarantee shall not be released, discharged or otherwise affected by:
(i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any party under the Existing NC Operating Agreement, by operation of law or otherwise;
(ii) any modification or amendment of or supplement to the Existing NC Operating Agreement;
(iii) any change in the organizational existence, structure or ownership of Buyer or the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyer, the Company or their respective assets or any resulting release or discharge of any obligation of Buyer or the Company;
(iv) the existence of any claim, set-off or other rights which Buyer or Company may have at any time against Seller or Northern Comstock or its members or its manager;
(v) any invalidity or unenforceability relating to or against Buyer for any reason of this Agreement, the Existing NC Operating Agreement or any provision of applicable law or regulation purporting to prohibit the payment by Buyer of any amounts payable pursuant to the Guarantee; or
(vi) any other act or omission to act or delay of any kind by Buyer, the Company, Seller, Northern Comstock or any other person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to Buyer’s obligations pursuant to the Guarantee.
For so long as Buyer fulfills its obligations with respect to the Guarantee, Seller hereby agrees to (i) hold legal ownership of the Northern Comstock Interest, (ii) convey all economic or other benefits associated with the Northern Comstock Interest to Buyer (or Company, at Buyer's election) and (iii) exercise its rights with respect to the Northern Comstock Interest under Existing NC Operating Agreement at Buyer's direction.
(e) The Company owns (or will following the Closing will own) fee property, patented mining claims, and unpatented mining claims, and through the Seller’s membership in Northern Comstock LLC, has indirect ownership of additional fee property, patented mining claims, unpatented mining claims, and leasehold interests, collectively known as the Lucerne project, as detailed in Exhibit A (the “Lucerne Properties”). Effective as of the Closing Date, each of the Parties hereby agree that the Company will pay Seller a 1.5% NSR royalty on all minerals produced from the Lucerne Properties, as detailed in Exhibit B (the “NSR Royalty Agreement”).
(f) Effective as of the Closing Date, the Company will assume all current reclamation liability on the Lucerne Properties and all future liability from the Company’s operations on the Lucerne

Properties. The Company will assume all costs of maintaining the Federal, State, and County permits and reclamation bonds on the Lucerne Properties.
3.Amendment to Section 1.4. Section 1.4 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“1.4 Closing. The closing of the purchase and sale of the Membership Interests (the “Closing”) will take place at a mutually acceptable time and place selected by the Parties. The date and time of the Closing are herein referred to as the “Closing Date”. At the Closing, Buyer and Seller shall deliver, or cause to be delivered, the following deliverables:
(a) Buyer shall have delivered the Closing Cash Consideration remaining to be paid after reduction by the amount of previously delivered non-refundable deposits into a bank account designated by Seller by wire transfer of immediately available funds, which shall not delivered to Seller until all other closing conditions have been met by the Parties; and

(b) Buyer shall execute and deliver to Seller each of:

(i) the Deed of Trust;
(ii) the NSR Royalty Agreement;
(iii) the Operating Agreement for the Company in the form attached hereto as Exhibit I (the “Operating Agreement”);
(iv) if consent for the assignment of the Northern Comstock Interest is received from the members and manager of Northern Comstock;
(1) an assignment of the Northern Comstock Interest (the “Assignment of Interest”); and
(2) an amended and restated operating agreement of Northern Comstock with the Company replacing Seller as a party to such operating agreement and assuming all of Seller’s former obligations thereunder (the “A&R Northern Comstock Agreement”);
(v) the Lease Option Agreement;
(vi) the Mineral Exploration and Mining Lease;
(vii) a certification naming Buyer’s representatives who authorize and consent to the Company’s entry into the agreements effective as of the Closing Date;
together, with this Agreement, the Deed of Trust, the NSR Royalty Agreement, the Lease Option Agreement, the Mineral Exploration and Mining Lease, and the Operating Agreement (the “Transaction Documents”), in each case duly executed by Buyer and/or the Company, as the case may be.

(c) If at the time of Closing, the A&R Northern Comstock Agreement cannot be assigned, Seller shall retain its membership interest, and have an obligation to Buyer to maintain all rights and agreements thereunder, for so long as Buyer fulfills its obligations with respect to the Guarantee, including, without limitation, Buyer’s obligation to reimburse Seller for any and all costs associated with the retention of membership and maintenance of any obligations of Seller under the Existing NC Operating Agreement, which costs of reimbursement are estimated on the attached Exhibit G, Table G.2.

(d) At the Closing, Seller shall deliver to Buyer, or cause to be delivered:

(i) each of the Transaction Documents (other than the Deed of Trust), duly executed by Seller;
(ii) evidence that, substantially concurrent with Seller’s receipt of the Closing Cash Consideration, Seller will make a payment on its 11% Senior Secured Debenture due 2021, issued to GF Comstock 2, LP, as amended, restated or otherwise modified from time to time (the “Debenture”);
(iii) evidence satisfactory to Buyer that the Seller has transferred any and all assets it currently owns that are listed on Exhibit A to the Company; and
(iv) evidence satisfactory to Buyer that the Company has transferred any and all assets it currently owns not listed on Exhibit A to Seller (and Seller and Company shall represent and warranted that at the Closing, the Company will own only the assets listed in Exhibit A).

(e) Effective as of the Closing Date, Buyer shall become the sole lawful owner of the Membership Interests proportionately delivered per section 1.2(b).”

4.Amendment to Section 4.9(a)(ii). Section 4.9(a)(ii) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
“(ii) at any time after August 30, 2019 (the “Termination Date”) and prior to the Closing, by Buyer, if (A) the Closing shall not have been consummated on or before the Termination Date and (B) the failure to consummate the Closing on or before the Termination Date did not result from the failure by Buyer to perform or comply with any covenant or agreement contained in this Agreement required to be performed or complied with prior to the Closing by Buyer, provided that Buyer may extend the Termination Date to September, 30, 2019 if Buyer delivers $250,000 of CP Shares to Seller on or prior to August 30, 2019;”
5.Supersedence of Amendments Related to Deposits. All provisions related to purchase price deposits set forth in each amendment to the Purchase Agreement are hereby superseded by the provisions of Section 1.2(a) of the Purchase Agreement, as amended hereby.

6.Expense Reimbursement Obligations.

a.
Buyer hereby agrees to pay in full all existing unpaid invoices under the Option Agreement and the Purchase Agreement issued on or prior to July 3, 2019, it being agreed and understood that Buyer shall wire funds received by Buyer from any source to Seller within 24 hours of receipt

b.
Buyer acknowledges and agrees that Buyer is obligated to reimburse Seller for “Net Lease Maintenance Costs” (as defined in the Lease Option Agreement), as and when indicated in the Lease Option Agreement.

c.
Buyer hereby agrees to execute and deliver the Mineral Exploration and Mining Lease Agreement on the date hereof. Buyer acknowledges and agrees that Buyer shall pay Seller a quarterly lease fee of $10,000 in advance (escalating 10% each year) under the Mineral Exploration and Mining Lease Agreement and Buyer shall assume all costs associated with the leased property estimated in Exhibit E3 of the Mineral Exploration and Mining Lease Agreement. The costs, including property taxes, annual claim fees, environmental compliance, third party lease payments and advance royalties shall be paid by Seller and timely reimbursed by Buyer. Buyer shall be directly responsible for any drilling or spending commitments for the third party leases pursuant to the Mineral Exploration and Mining Lease Agreement.

d.
Buyer hereby agrees to pay all incremental additional cost of interest being incurred by Seller as a result of delaying the closing from May 31, 2019, until Seller’s debenture is paid in full or the Loan is paid in full, (which for the sake of clarity is equal to the number of days of interest divided by 360 * 11% multiplied by the then principal amount).

7.Remedies Upon Default of this Amendment. If Buyer fails to comply with its obligations under this Amendment or fails to make any payment required to be made under this Amendment and fails to remedy such violation within thirty (30) days following notice from Seller, then such failure shall constitute a default by Buyer under this Amendment and, if and so long as such default shall continue uncured or unremedied, Seller shall have and be entitled to exercise, in its sole discretion, exercise any of the remedies available to a secured lender under Nevada law and any of the remedies set forth below. In case of any such default, the Seller shall have the right to treat such amounts as debt pursuant to promissory note (the “Deemed Promissory Note”) with a principal amount equal to the sum of the amounts unpaid, bearing interest rate of twelve percent (12%) per annum, compounding on a monthly basis until paid in full. The Deemed Promissory Note shall be secured by a deed of trust and/or other security interest in the Lucerne Properties, the Membership Interests and all rights of the Company. In addition, the Seller shall have a right to terminate any of the Transaction Documents.

8.Termination of Option Agreement. Subject to Buyer complying with all other provisions hereunder, the Option Agreement and all obligations of Seller and Buyer under the Option Agreement are hereby terminated, canceled, null and void, as of the date hereof. Commencing on the date hereof, Buyer shall reimburse Seller for expenses or costs invoiced by Seller to Buyer for any and all support, services, goods and investment made on behalf or in furtherance of Buyer’s operations and other activities associated with exploring, assessing, engineering or developing the Lucerne Properties (estimated on Exhibit G of the Purchase Agreement), including reimbursement of costs for the Northern Comstock Operating Agreement.

9.Exhibit Amendments.

a.
Table A.1 of Exhibit A of the Purchase Agreement is hereby amended to eliminate property 800-001-13, the portion of the St. Louis patent that extends into Lyon County. The description of property 800-001-09 shall be hereafter clarified to be only the portion of the Green patent in Storey County. The portion of the Green patent extending into Lyon County is not included.

b.
In addition, subject to an affiliate of Seller (e.g., Comstock Northern Exploration LLC) assuming the leases described in the contents of Exhibit A.5: Fee and Patented Properties Controlled by Northern Comstock LLC through Sutro Lease, such leases shall be added to the properties subject to the Mineral Exploration and Mining Lease.

10.Amendment to Certificate of Designations for CP Shares. Seller authorizes and consents and agrees, and Buyer agrees to cause Section 11(a) and Section 11(b) of the Certificate of Designations for the CP Shares to be amended and restated (and filed with the Secretary of State of Delaware) as follows:

“(a) [Intentionally omitted]

(b) Conversion Upon Time Lapsed Post-Closing. Shares of the Series D Preferred Stock shall, automatically and without the act of such Holder, be converted into Common Stock on May 22, 2020, with the number of shares of Common Stock (rounded up to the extent fractional shares of Common Stock would result) equal to the Conversion Rate in effect at the time of conversion.”

11.No Novation. Except as amended hereby, all of the terms and conditions of the Option Agreement and the Purchase Agreement shall remain in full force and effect. Except as otherwise provided herein, Buyer and Seller acknowledge and agree that this Amendment is not intended to constitute, nor does it constitute, a novation, interruption, suspension of continuity, satisfaction, discharge or termination of the obligations or liabilities under the Option Agreement or the Purchase Agreement.

12.Further Assurances. Each of Buyer and Seller shall, upon request from the other Party, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Amendment and the documents to be delivered hereunder.

13.Due Execution. The execution, delivery and performance by Buyer and Seller of this Amendment has been duly authorized by all necessary action on the part of Buyer and Seller. This Amendment has been duly executed and delivered by Buyer and Seller.

14.Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Nevada.

15.Venue. Each Party irrevocably submits to the exclusive jurisdiction of federal courts in the State of Nevada, for the purposes of any dispute or action arising out of this Amendment. Process in any action referred to in this Section 15 may be served on any Party anywhere in the world by national courier delivery sent to the address of such served Party set forth on the signature page of this Amendment. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action arising out of this Amendment in U.S. federal courts sitting in the State of Nevada, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

16.Beneficiaries. This Amendment is intended for the benefit of the Parties and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

17.Counterparts. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective against an executing Party when a counterpart has been signed and delivered by such Party to another Party. This Amendment and any amendments hereto, to the extent signed and delivered by means of portable document format (“PDF”) or a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party or to any such contract, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party or to any such contract shall raise the use of PDF or a facsimile machine to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of PDF or a facsimile machine as a defense to the formation of a contract and each Party forever waives any such defense.
[Signature Page To Follow]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

TONOGOLD RESOURCES, INC.

By:	/s/ Mark Ashley
Name:	Mark Ashley
Title:	Chief Executive Officer
Address: 5666 La Jolla Boulevard, #315, La Jolla, CA 92037

COMSTOCK MINING INC.

By:	/s/ Corrado DeGasperis
Name:	Corrado DeGasperis
Title:	Executive Chairman, President and CEO
Address: 1200 American Flat Road, Virginia City, NV 89440

COMSTOCK MINING LLC, by its manager Comstock Mining Inc.

By:	/s/ Corrado DeGasperis
Name:	Corrado DeGasperis
Title:	Executive Chairman, President and CEO
Address: 1200 American Flat Road, Virginia City, NV 89440